CAUSEWAY CAPITAL MANAGEMENT TRUST
Amendment No. 5 to Schedule A to the Declaration of Trust
The undersigned, being the Trustees of Causeway Capital Management Trust (the “Trust”), a Delaware statutory trust, acting pursuant to Article II, Section 2.3 of the Declaration of Trust of the Trust dated August 10, 2001, as amended October 30, 2006, January 28, 2008, April 28, 2008, and August 3, 2009, hereby amend the Declaration of Trust effective the date hereof to provide for an additional series of shares of the Trust as set forth on the attached amended Schedule A. This amendment shall be lodged among the records of the Trust.
IN WITNESS WHEREOF, the undersigned, being the Trustees of the Trust, have duly adopted and executed this amendment to Schedule A to the Declaration of Trust of the Trust this 24th day of September, 2010.

/s/ Mark D. Cone
Mark D. Cone, as Trustee

/s/ John A. G. Gavin
John A. G. Gavin, as Trustee

/s/ John R. Graham
John R. Graham, as Trustee

/s/ Lawry J. Meister
Lawry J. Meister, as Trustee

/s/ Eric H. Sussman
Eric H. Sussman, as Trustee

SCHEDULE A
     Causeway Capital Management Trust shall have the following Portfolios, which shall have one or two Classes (Investor Class and Institutional Class) as indicated below:
     Causeway International Value Fund (Investor Class and Institutional Class)
     Causeway Emerging Markets Fund (Investor Class and Institutional Class)
     Causeway Global Value Fund (Institutional Class)
     Causeway International Opportunities Fund (Investor Class and Institutional Class)
     Causeway Global Absolute Return Fund (Investor Class and Institutional Class)
Date: August 10, 2001
Amended: October 30, 2006
Amended: January 28, 2008
Amended: April 28, 2008
Amended: August 3, 2009
Amended: September 24, 2010